Exhibit 10.1
MONRO MUFFLER BRAKE, INC.
RESALE RESTRICTION AGREEMENT
     This RESALE RESTRICTION AGREEMENT (the “Agreement”) with respect to certain stock option award agreements (the “Option Agreements”) issued under the 1998 Monro Muffler Brake, Inc. Employee Stock Option Plan (the “Plan”) is made by and between Monro Muffler Brake, Inc., a New York corporation (the “Company”), and William M. Wilson (the “Holder”).
     WHEREAS, under the Plan, the Holder has been granted one or more options (the “Options”) to acquire shares of common stock of the Company (the “Shares”) in such quantities and at the exercise prices set forth in Exhibit A hereto pursuant to the Option Agreements;
     WHEREAS, the Options have been made fully vested and exercisable, effective as of March 24, 2006, by reason of an action of the Compensation Committee of the Company’s Board of Directors on March 23, 2006; and
     WHEREAS, as a condition to the acceleration of the vesting of the Options, the Company and the Holder have agreed to impose certain resale restrictions on the Shares subject to the Options as provided herein on the terms and conditions contained herein.
     NOW, THEREFORE, it is agreed as follows:
     1. The Holder acknowledges that he or she has reviewed this Agreement in full. The Holder further acknowledges that the Holder has consented to the acceleration of vesting of the Options, notwithstanding any effect that the acceleration of vesting may have on the status of the Options as incentive stock options (ISOs) under the Internal Revenue Code (if applicable). Exhibit B is a listing of Holder’s options that will change from ISOs to non-qualified stock options as a result of this acceleration.
     2. The Holder agrees not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise transfer or dispose of any Shares (or any interest in any Shares) until the Shares have been released from these resale restrictions (hereinafter referred to as the “Resale Restrictions”).
     3. The Holder agrees that the Shares under the heading “Total Number of Restricted Shares” in Exhibit A shall be subject to the Resale Restrictions, other than with respect to sales of such Shares necessary to pay withholding taxes incurred as a result of the exercise of the Options. The Company and its transfer agent are authorized to decline to make any transfers of securities if such transfer would constitute a violation or breach of this Agreement. Any attempted transfer by the Holder in breach of this Agreement shall be null and void. The Holder acknowledges and agrees that the stock certificate issued as a result of the exercise of the Option set forth in Exhibit A shall bear the following restrictive legend which restricts the transferability of the Shares:
     THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A RESALE RESTRICTION AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

     4. The Resale Restrictions shall lapse in accordance with the vesting schedule applicable to the Shares subject to the Options prior to the acceleration of vesting approved by the Compensation Committee of the Company’s Board of Directors and effective March 24, 2006.
     5. Notwithstanding the foregoing, in the event any Option contains a change in control provision that provides for the acceleration and the vesting of Shares subject to such Option, and there occurs a change in control of the Company, then 100% of the Shares subject to the Option shall become free from the Resale Restrictions.
     6. In the event the Holder’s employment with the Company is terminated for any reason other than death, the Resale Restrictions shall continue to apply to the Shares subject to the Options in accordance with the schedule set forth on Exhibit A (subject to their lapse in accordance with Section 4 and their earlier lapse in accordance with Section 5 hereof).
     7. This Agreement shall be effective as of March 24, 2006.
     8. The Holder represents and warrants that he or she has full power to enter into this Agreement.
     9. This Agreement, the Option Agreement(s) and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior understandings and agreements of the Company and the Holder with respect to the subject matter hereof, and may not be modified except by means of a writing signed by the Company and the Holder. This Agreement is to be construed in accordance with and governed by the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties. Nothing in this Agreement (except as expressly provided herein) is intended to confer any rights or remedies on any persons other than the parties. Should any provision of this Agreement be determined to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.
     10. This Agreement shall be binding upon the Company and the Holder as well as the successors and assigns (if any) of the Company and the Holder.
     11. The acceleration of vesting of any of Holder’s Options is contingent on the Holder signing and returning this Agreement by April 7, 2006 and, if not so returned, the Holder shall be deemed to have rejected the acceleration.

MONRO MUFFLER BRAKE, INC.	HOLDER

By:

Date:	Date: